Exhibit 10

EXECUTION VERSION

$2,250,000,000

CREDIT AGREEMENT

dated as of

October 27, 2011

among

Consolidated Edison Company

of New York, Inc.

Consolidated Edison, Inc.

Orange and Rockland

Utilities, Inc.

The Lenders Party Hereto

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

The Royal Bank of Scotland plc and

Bank of America, N.A.,

Syndication Agents

Citibank, N.A. and

Barclays Bank PLC,

Documentation Agents

J.P. Morgan Securities LLC,

RBS Securities Inc.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

Citigroup Global Markets Inc. and

Barclays Capital,

Joint Lead Arrangers and Bookrunners

COMMITMENT SCHEDULE
PRICING SCHEDULE

EXHIBIT A	–	Note
EXHIBIT B	–	Competitive Bid Quote Request
EXHIBIT C	–	Invitation for Competitive Bid Quotes
EXHIBIT D	–	Competitive Bid Quote
EXHIBIT E	–	Opinion of Counsel for ConEd
EXHIBIT F	–	Opinion of Counsel for Holdings
EXHIBIT G	–	Opinion of Counsel for O&R
EXHIBIT H-1		U.S. Tax Compliance Certificate for Foreign
Lenders That Are Not Partnerships
EXHIBIT H-2		U.S. Tax Compliance Certificate for Foreign
Participants That Are Not Partnerships
EXHIBIT H-3		U.S. Tax Compliance Certificate for Foreign
Participants That Are Partnerships
EXHIBIT H-4		U.S. Tax Compliance Certificate for Foreign
Lenders That Are Partnerships

EXHIBIT I	–	Assignment and Assumption Agreement
EXHIBIT J	–	Designation Agreement
EXHIBIT K	–	Form of Extension Agreement

CREDIT AGREEMENT

AGREEMENT dated as of October 27, 2011 among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., CONSOLIDATED EDISON, INC., ORANGE AND ROCKLAND UTILITIES, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Additional Lender” means a Person which becomes a Lender pursuant to Section 2.17 or 2.19

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to each Borrower).

“Affiliate” means, with respect to any Borrower, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Borrower (a “Controlling Person”) or (ii) any Person (other than such Borrower or a Subsidiary of such Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Documentation Agents and the Syndication Agents, and “Agents” means any two or more of the foregoing.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Appropriate Share” has the meaning set forth in Section 8.03(e).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” has the meaning set forth in Section 9.06(b).

“Availability Share” means, with respect to each Borrower, at any time, the percentage which such Borrower’s Maximum Availability bears to the aggregate Maximum Availabilities of all Borrowers, all determined as of such time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day, or (iii) the Euro-Dollar Rate for a one-month Interest Period on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%.

“Base Rate Loan” means a Committed Loan which bears interest at a rate determined on the basis of the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.07(a) or Article 8.

“Base Rate Margin” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“Borrower” means each of ConEd, Holdings and O&R. References herein to “a Borrower” or “the Borrower” in connection with any Loan or Group of Loans hereunder are to the particular Borrower to which such Loan or Loans are made or proposed to be made.

“Borrower’s 2010 Annual Report” means, (i) with respect to ConEd or Holdings, such Borrower’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC pursuant to the Exchange Act; and (ii) with respect to O&R, which is not required to file periodic reports with the SEC pursuant to the Exchange Act, its audited annual financial statements for 2010 which have been posted on its website: www.oru.com.

“Borrowing” has the meaning set forth in Section 1.03.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Issuing Lender and each Lender, as collateral for the Letter of Credit Liabilities, cash or deposit account balances, and “Cash Collateral” shall refer to such cash or deposit account balances. The Administrative Agent shall have exclusive dominion and control, including exclusive right of withdrawal, over the account in which the Cash Collateral is deposited. Cash Collateral posted by any Borrower hereunder and not otherwise applied or released pursuant to other provisions of this Agreement shall be released when all Letters of Credit to which the Letter of Credit Liabilities secured thereby relate shall have expired or been surrendered to the Issuing Lender, all obligations secured thereby shall have been discharged in full and any Commitment to make a Loan or issue a Letter of Credit secured thereby have terminated in full.

“Change in Law” means the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any governmental authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date hereof regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means: (i) with respect to any Borrower, if any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of Holdings; or, during any period of 12 consecutive calendar months, individuals who either (a) were directors of Holdings on the first day of such period, (b) were nominated or elected as a Holdings director by at least a majority of such directors or (c) are serving as a Holdings director pursuant to Holdings’ emergency by-laws shall cease to constitute a majority of Holdings’ board of directors and (ii) with respect to ConEd or O&R, if such Borrower ceases to be Subsidiary of Holdings (other than as permitted by Section 5.04(d)).

“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, (ii) with respect to each Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.17 or 2.19 and (iii) with respect to any Eligible Assignee which becomes a Lender pursuant to Section 9.06(b), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 9.06(b), in each case as such amount may be changed from time to time pursuant to Section 2.09 or 9.06(b); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Loan” means a loan made or to be made by a Lender pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Absolute Rate Loan” means a loan made or to be made by a Lender pursuant to an Absolute Rate Auction.

“Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to each Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to each Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans,

on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a loan made or to be made by a Lender pursuant to a LIBOR Auction (including any such loan bearing interest at the Base Rate pursuant to Section 8.01).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Competitive Bid Quote” means an offer by a Lender to make a Competitive Bid Loan in accordance with Section 2.03.

“ConEd” means Consolidated Edison Company of New York, Inc., a New York corporation, all of the common stock of which is owned by Holdings, and its successors.

“Consolidated Debt” means, with respect to a Borrower, at any date, the Debt (other than Non-recourse Debt) of such Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Subsidiary” means, with respect to a Borrower, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capital” means, with respect to a Borrower, at any date, the sum of (x) Consolidated Debt plus (y) consolidated stockholders’ equity of such Borrower and its Consolidated Subsidiaries (including for this purpose any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise), in each case determined at such date.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if its Commitment has terminated, the aggregate outstanding principal amount of its Loans and Letter of Credit Liabilities at such time.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).

“Default” means, with respect to a Borrower, any condition or event which constitutes an Event of Default with respect to such Borrower or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Issuing Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a confirmation in writing that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such confirmation in form and substance satisfactory to it, or (d) has become, or has a Parent that has become, the subject of a Bankruptcy Event.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

“Designation Agreement” has the meaning set forth in Section 9.07(a).

“Documentation Agent” means each of Citibank, N.A. and Barclays Bank PLC, each in its capacity as a documentation agent in respect of this Agreement.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to each Borrower and the Administrative Agent.

“Effective Date” means the date the Commitments become effective in accordance with Section 3.01.

“Electric and/or Steam Stranded Cost” means charges in respect of prior utility investments and commitments, including investments in generating plants, commitments for decommissioning of generating plants, and charges under contracts for power and energy.

“Eligible Assignee” means, subject in each case to the consent of each Issuing Lender (each such consent not to be unreasonably withheld or delayed), (i) a Lender; (ii) an affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than any Borrower or any Affiliate or Subsidiary of any Borrower or a natural Person) approved by the Administrative Agent and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing with respect to such Borrower, each Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of a Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 9.06), such Borrower shall be deemed to have given its consent five Domestic Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by such Borrower prior to such fifth Domestic Business Day.

“Eligible Designee” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means with respect to a Borrower, such Borrower, any Subsidiary of such Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower or any Subsidiary of such Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to each Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reference Banks” means the principal London offices of Citibank, N.A. and JPMorgan Chase Bank, N.A.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement” means the $2,250,000,000 Amended and Restated Credit Agreement (as amended from time to time) dated as of June 22, 2006 among ConEd, Holdings, O&R, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent for such banks.

“Extension Agreement” has the meaning set forth in Section 2.19(b)(iii).

“FATCA” has the meaning set forth in Section 8.04.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“FERC” means the Federal Energy Regulatory Commission.

“Fiscal Quarter” means, with respect to a Borrower, a fiscal quarter of such Borrower.

“Fiscal Year” means, with respect to a Borrower, a fiscal year of such Borrower.

“Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01) or both.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, with respect to a Borrower, generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by such Borrower’s independent public accountants) with the most recent audited consolidated financial statements of such Borrower and its Consolidated Subsidiaries delivered to the Lenders.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans to a single Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to a single Borrower having the same Interest Period at such time, provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Holdings” means Consolidated Edison, Inc., a New York corporation and the sole common shareholder of each of ConEd and O&R.

“Increased Commitments” has the meaning set forth in Section 2.17(a).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would end after the Termination Date shall end on the Termination Date;

(2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter (but not less than one month) as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would end after the Termination Date shall end on the Termination Date; and

(3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Lender” means (i) each of JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc, Bank of America, N.A., Citibank, N.A. and Barclays Bank PLC and (ii) any other Lender designated by a Borrower that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder. References herein to “the Issuing Lender” in connection with any Letter of Credit are to the particular Issuing Lender which issued or is requested to issue such Letter of Credit.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, each in its capacity as a joint lead arranger and bookrunner in respect of this Agreement.

“Lender” means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Eligible Assignee which becomes a Lender pursuant to Section 9.06(b), (iii) each Person which becomes a Lender pursuant to Section 8.06, 2.17 or 2.19 and (iii) their respective successors. Unless the context otherwise requires, “Lender” shall include each Issuing Lender.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Lender.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s Percentage of the sum of (x) the aggregate amount then owing by all Borrowers in respect of amounts paid by the Issuing Lender upon a drawing under a Letter of Credit issued hereunder and (y) the aggregate amount then available for drawing under all outstanding Letters of Credit.

“Letter of Credit Termination Date” means the first anniversary of the Termination Date (or if such date is not a Domestic Business Day, the next preceding Domestic Business Day).

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, a Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Long-Dated Letter of Credit” means any Letter of Credit having an expiry date later than the fifth Domestic Business Day prior to the Termination Date.

“Material Adverse Effect” means, with respect to a Borrower, (i) a material adverse effect upon the business, financial condition or results of operations of such Borrower and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of such Borrower to perform its obligations under this Agreement and the Notes; or (iii) a material adverse effect on the rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders under this Agreement and the Notes.

“Material Debt” means, with respect to a Borrower, Debt (except (i) Debt of such Borrower outstanding hereunder and (ii) Non-recourse Debt) of such Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $150,000,000.

“Material Financial Obligations” means, with respect to a Borrower, a principal or face amount of Debt (other than (i) the Loans to such Borrower and (ii) Non-recourse Debt) and/or payment or collateralization obligations in respect of Derivatives Obligations of such Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $150,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000.

“Material Subsidiary” means, with respect to a Borrower, at any time, any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC (17 C.F.R. §210.1-02(w) (or any successor provision)), but treating all references therein to the “registrant” as references to the Borrower).

“Maximum Availability” means, subject to Section 6.01 and Section 2.17(f), (i) for ConEd, the lesser of the aggregate amount of the Commitments or $2,250,000,000; (ii) for Holdings, the lesser of the aggregate amount of the Commitments or $1,000,000,000 and (iii) for O&R, the lesser of the aggregate amount of the Commitments or $200,000,000; provided, however, O&R may elect to increase its Maximum Availability to $250,000,000, such increase to be effective upon delivery to the Administrative Agent of evidence reasonably satisfactory to it that such increase has received all necessary regulatory approvals to borrow such increased amount hereunder. The Administrative Agent shall promptly notify the Lenders of the effectiveness of any such increase.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Non-recourse Debt” of any Person means Debt secured by a Lien on one or more assets or rights to receive revenue in respect of Electric and/or Steam Stranded Cost of such Person where the rights and remedies of the holder of such Debt in respect of such Debt do not extend to any other assets or rights to receive other revenue of such Person (including, with respect to Holdings and O&R, Liens relating to $46,300,000 aggregate principal amount of 5.22% Transition

Bonds, Series 2004-1 of Rockland Electric Company Transition Funding LLC) and, if such Person is organized under the laws of or doing business in the United States or any political subdivision thereof or therein, as to which such holder has effectively waived (or subordinated in favor of the Lenders) such holder’s right to make the election provided under 11 U.S.C. § 1111(b)(1)(A).

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.07.

“O&R” means Orange and Rockland Utilities, Inc., a New York corporation and wholly-owned Subsidiary of Holdings, and its successors.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.06(d).

“Participant Register” has the meaning set forth in Section 9.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time, subject to adjustment as provided in Section 2.20 when a Defaulting Lender shall exist. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(b) and to any Lender’s status as a Defaulting Lender at the time of determination.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule for the Borrowers attached hereto.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate. Each change in the Prime Rate shall be effective from and including the day such change is publicly announced.

“PSC” means the New York State Public Service Commission.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.18(c).

“Required Lenders” means, at any time, Lenders having more than 50% in aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

“Syndication Agents” means The Royal Bank of Scotland plc and Bank of America, N.A., each in its capacity as a syndication agent in respect of this Agreement.

“Termination Date” means, as to any Lender, October 27, 2016, or such later date to which the Termination Date may be extended with respect to such

Lender pursuant to Section 2.19, or if any such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans of the Borrowers (including both Committed Loans and Competitive Bid Loans) determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication, (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(f)(3).

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if a Borrower notifies the Administrative Agent that such Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP after the date hereof (or if the Administrative Agent notifies a Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied with respect to such Borrower on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers and the Required Lenders.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes (i) the aggregation of Loans made or to be made to the same Borrower by one or more Lenders pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes hereof either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01(a) in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which one or more Lenders participate on the basis of their bids).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to each Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made, (i) the aggregate outstanding principal amount of such Lender’s Committed Loans to all Borrowers plus the aggregate amount of such Lender’s Letter of Credit Liabilities shall not exceed its Commitment, (ii) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower and (iii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Loans to the extent permitted by Section 2.10 and reborrow at any time during the Revolving Credit Period under this subsection. Loans made to any Borrower shall be the several obligations of such Borrower.

(b) Minimum Amounts. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available within the limitations set forth above) and shall be made from the several Lenders ratably in proportion to their respective Commitments.

Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01(a), each Borrower may, as set forth in this Section, request the Lenders to make offers to make Competitive Bid Loans to such Borrower from time to time during the Revolving Credit Period. The Lenders may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day before the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly after receiving a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders by telex or facsimile an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Lender may, but is not obligated to, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.03(d) and must be submitted to the Administrative Agent by telex or facsimile at its address specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour before the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes before the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall not be revocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z)

may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000 of 1%) to be added to or subtracted from the applicable London Interbank Offered Rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000 of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection 2.03(d)(ii) above;

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection 2.03(d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms of (i) any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.03(d) and (ii) any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the

Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers of which it has been so notified pursuant to Section 2.03(e). In the case of acceptance, such notice to the Administrative Agent (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be;

(iv) the Borrower may not accept any offer that is described in subsection 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement; and

(v) immediately after such Competitive Bid Borrowing is made, (i) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

(g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Lenders; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender before the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.06 and (ii) if such amount is repaid by such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Lender shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of the applicable Lender.

(b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable to such Borrowing.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the BBA LIBOR Rate appearing on Reuters Reference LIBOR01 page (or on any successor or substitute page of such provider, or any successor to or substitute for such provider, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time), two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” applicable to such Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause 8.01(a) or 8.01(b) shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day).

(d) Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.06(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Each Euro-Dollar Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or Lenders or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.07. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e) If any Committed Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.08. Fees. (a) Each Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Credit Exposures, a facility fee calculated for each day at the Facility Fee Rate for such day (determined in accordance with the Pricing Schedule) on such Borrower’s allocated share of the aggregate amount of the Credit Exposures on such day. For this purpose, and solely for this purpose, there shall be allocated to each Borrower a portion of the aggregate Credit Exposures equal to the sum of (i) the aggregate outstanding principal amount of all Loans to, and Letter of Credit Liabilities for the account of, such Borrower at such date and (ii) such Borrower’s Availability Share of the excess, if any, at such date of the aggregate amount of the Commitments over the Total Outstanding Amount. Such facility fee shall accrue for each day from and including the Effective Date to but excluding the day on which the Credit Exposures are reduced to zero.

(b) The Borrower shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Dollar Margin for such day and (ii) to each Issuing Lender for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such

Issuing Lender at such rate as may be mutually agreed between the Borrower and such Issuing Lender from time to time.

(c) Fees accrued for the account of the Lenders under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the day on which the Commitments terminate in their entirety (and, if later, on the day on which the Credit Exposures are reduced to zero). Any overdue fees accrued for the account of the Lenders under this Section shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

Section 2.09. Termination or Reduction of Commitments. (a) The Borrowers may, upon at least three Domestic Business Days’ irrevocable notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Lender of the contents thereof.

(b) Unless previously terminated, each Lender’s Commitment shall terminate on the Termination Date applicable to such Lender.

Section 2.10. Optional Prepayments. (a) Subject in the case of Fixed Rate Loans to Section 2.12, the Borrower may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01) or (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans (or such Competitive Bid Borrowing).

(b) Except as provided in Section 2.10(a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan before the maturity thereof.

(c) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without defense, setoff or counterclaim, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or any payment of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Funding Losses. If (i) the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), (ii) the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Lender in accordance with Section 2.04(a), 2.07(c) or 2.10(c) or (iii) a Lender assigns its interest in any Fixed Rate Loan other than on the last date of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 8.06, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Notes. (a) Each Borrower hereby agrees that, upon the request of any Lender at any time, such Lender’s Loans shall be evidenced by a promissory note or notes of such Borrower (each a “Note”), substantially in the form of Exhibit A hereto, payable to such Lender (or its registered assigns) and representing the obligation of such Borrower to pay the unpaid principal amount of the Loans made to such Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(b) Each Lender shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Lender’s failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.15. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Euro-Dollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender to such Borrower shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

Section 2.16. Change of Control. If a Change of Control shall occur with respect to any Borrower, (i) such Borrower will, promptly after the occurrence thereof, give each Lender notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Lender may, by three Domestic Business Days’ notice to such Borrower and the Administrative Agent given not later than 60 days after such notice of Change of Control is received, terminate its Commitment as to such Borrower, which shall thereupon be terminated, and declare the Loans to such Borrower held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower and (iii) such Borrower shall Cash Collateralize the Letter of Credit Liabilities of such Lender in respect of Letters of Credit issued for the account of such Borrower.

Section 2.17. Increased Commitments; Additional Lenders.

(a) From time to time the Borrowers may, upon at least five Domestic Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $25,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Borrowers may designate one or more Eligible Assignees which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person, become a party to this Agreement with a Commitment of not less than $5,000,000.

(c) Any increase in the Commitments pursuant to this Section 2.17 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

(iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.17 shall not exceed $500,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Increased Commitments and such opinions of counsel for the Borrowers with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Borrowers stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17, (i) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Euro-Dollar Loans then outstanding, the Borrowers shall prepay or repay such Loans in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Article 3, the Borrowers shall reborrow Committed Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Lenders in such proportion.

(f) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall result in an increase to the Maximum Availability of each Borrower such that the ratio of (x) the Maximum Availability of each Borrower to the Commitments prior to the Increased Commitments is consistent with the ratio of (y) the Maximum Availability of each Borrower to the Commitments after the Increased Commitments.

Section 2.18. Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit from time to time on a date not less than 30 days prior to the Termination Date upon the request of each Borrower; provided that, immediately after each Letter of Credit is issued, (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the aggregate amount of Letter of Credit Liabilities of all Lenders shall not exceed $1,200,000,000, (iii) the aggregate amount of Letter of

Credit Liabilities in respect of Letters of Credit issued by the Issuing Lender shall not exceed $300,000,000 and (iv) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. Letters of Credit outstanding under the Existing Credit Agreement on the Effective Date shall be deemed to be issued on such date under this Agreement.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Lender notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02 be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Lender.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the Letter of Credit Termination Date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Lender and remaining unpaid by the Borrower after the date and time required by Section 2.18(c)(i) (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Committed Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The

Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address referred to in Section 9.01 in immediately available funds, not later than 2:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.

(d) Obligations Absolute. The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;

(vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise; or

(viii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder;

provided, that this Section 2.18(d) shall not limit the rights of the Borrower under Section 2.18(e)(ii).

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.17; provided that the Borrower shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.

(ii) None of the Lenders (including, subject to subsection (g) below, an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(f) Stop Issuance Notice. If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied, provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(g) If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to or entered into by the Issuing Lender relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, provided that, to the extent the Issuing Lender so agrees in such other documentation, its liabilities and responsibilities in connection with a Letter of Credit may be governed thereby rather than by subsection (e)(ii), but such agreement by the Issuing Lender may not directly or indirectly alter the rights and obligations of any other Lender under this Agreement.

(h) Each Borrower shall, not later than the ninetieth day prior to the Termination Date (or if such day is not a Domestic Business Day, the next preceding Domestic Business Day) Cash Collateralize the aggregate amount available for drawing under all of its respective Long-Dated Letters of Credit, if any; provided, however, that such payment shall not be required if and to the extent the Administrative Agent is holding funds as collateral pursuant to Section 6.03 with respect to such Long-Dated Letters of Credit. Following the subsequent expiration, or surrender to the Issuing Lender, of any of a Borrower’s Long-Dated Letters of Credit, so long as no Event of Default then exists with respect to such Borrower, the Administrative Agent shall promptly return to such Borrower any funds the Administrative Agent is holding pursuant to this Section 2.18(h) for such Long-Dated Letter of Credit.

Section 2.19. Extension Option. (a) On each of the first and the second anniversary of the date hereof, the Termination Date may be extended in the manner set forth in this Section for a period of one year from the Termination Date then in effect. If the Borrowers wish to request an extension of the Termination Date, the Borrowers shall give written notice to that effect to the Administrative Agent not less than 30 days nor more than 90 days prior to the applicable anniversary of the date hereof, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 30 days of such notice to the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period, such Lender shall be deemed to have rejected the Borrowers’ proposal to extend its Commitment and only the Commitments of those Lenders which have responded affirmatively shall be extended.

(b) Any extension of the Commitments pursuant to this Section 2.19 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such extension, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such extension, no Default shall have occurred and be continuing or would result from such extension; and

(iii) receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit K hereto (the “Extension Agreement”) duly completed and signed by the Borrowers, the Administrative Agent and all of the Lenders which have responded affirmatively, which Lenders shall have more than 50% of the aggregate amount of the Commitments.

(c) If any Lender rejects, or is deemed to have rejected, the Borrowers’ proposal to extend its Commitment, (A) such Lender’s Commitment (and, if such Lender is an Issuing Lender, its obligation to issue Letters of Credit) shall terminate on the Termination Date then in effect with respect to such Lender, (B) the Borrowers shall pay to such Lender on such Termination Date any amounts due and payable to such Lender on such date and (C) the Borrowers may, if they so elect, designate one or more Eligible Assignees which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person, become a party to this Agreement with a Commitment of not less than $5,000,000, provided that any such designation or agreement may not increase the aggregate amount of the Commitments. Upon execution and delivery by the Borrowers and such Lender or Additional Lender of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.19(a), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. On the date of termination of any Lender’s Commitment as contemplated by this subsection (b), the respective participations of the other Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Borrowers shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans and/or secure cancellation of outstanding Letters of Credit or, to the extent that such redetermination cannot be effected within the limits of the Commitments even after all outstanding Loans have been prepaid, Cash Collateralize the Letter of Credit Liabilities to the extent of the excess, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so.

(d) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this Section 2.19.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.08(a);

(b) the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any Letter of Credit Liabilities exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default has occurred and is continuing, the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that the sum of each such non-Defaulting Lender’s Committed Loans plus such non-Defaulting Lender’s Letter of Credit Liabilities (after giving effect to such reallocation) would not exceed the total of such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Lender only such Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Liabilities are outstanding;

(iii) if a Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;

(iv) To the extent such Defaulting Lender’s Letter of Credit Liabilities are reallocated to the non-Defaulting Lenders pursuant to clause (i) above, the fees payable to the non-Defaulting Lenders pursuant to

Section 2.08(a) and 2.08(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Liabilities) and letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Liabilities is reallocated and/or Cash Collateralized; and

(vi) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateralized in accordance with Section 2.20(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

(d) In the event that the Administrative Agent, the Borrower and each Issuing Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Bid Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. The Commitments shall become effective on the date the Administrative Agent shall have received:

(a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) the opinions of the General Counsel or Vice President – Legal Services of each Borrower substantially in the form of Exhibits E, F and G hereto, dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(c) evidence satisfactory to it that all filings, consents and approvals, if any, required to be made with, or obtained from, any governmental authority in connection with the transactions contemplated hereby shall have been made or obtained and shall be, in each case, in full force and effect on and as of the Effective Date;

(d) all documents the Administrative Agent may reasonably request relating to the existence of the Borrowers, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(e) the Administrative Agent shall have received evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under the Existing Credit Agreement; and

(f) the Borrowers shall have paid to the Administrative Agent for the account of each Lender a fee in the amount heretofore mutually agreed;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than November 30, 2011. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

The Lenders that are parties to the Existing Credit Agreement comprising the “Required Lenders” as defined in the Existing Credit Agreement, and the Borrowers agree to eliminate the requirement under Section 2.09 of the Existing Credit Agreement that notice of optional termination of the commitments thereunder be given three Domestic Business Days in advance, and further agree that the commitments under the Existing Credit Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of the Commitments and that the accrued facility fees thereunder to but excluding the date of such effectiveness shall be payable on the date of such effectiveness.

Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a (i) Notice of Borrowing as required by Section 2.02 or Section 2.03, as the case may be or (ii) a Notice of Issuance as required by Section 2.18(b);

(b) the fact that, immediately after such Borrowing or issuance (or renewal or extension), (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, and (ii) the aggregate outstanding principal amount of the Loans made to each Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower will not exceed such Borrower’s Maximum Availability;

(c) the fact that, immediately before and after such Borrowing or issuance (or renewal or extension), no Default with respect to the Borrower shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of any such Borrowing or issuance subsequent to the Effective Date, those contained in Sections 4.04(c), 4.05(a) and 4.11) shall be true on and as of the date of such Borrowing or issuance (or renewal or extension); and

(e) the fact that immediately after any such Borrowing by ConEd or O&R, the aggregate outstanding principal amount of the Loans made to ConEd or O&R, as the case may be, under this Agreement, which aggregated with any other financing covered by the same authorization, will not exceed the applicable amounts authorized, as of such date, by the PSC or the FERC to be borrowed by such Borrower.

Each Borrowing or issuance of any Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in the foregoing clauses 3.02(b), 3.02(c), 3.02(d) and 3.02(e).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. Such Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of this Agreement and its Notes are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except in the case of ConEd and O&R (i) the approval of the PSC for borrowings with a maturity of more than one year, which at the date of this Agreement has been obtained for borrowings prior to December 31, 2012 under one or more revolving credit agreements in amounts at any time outstanding of up to $2.25 billion for ConEd and for borrowings prior to December 31, 2013 under one or more revolving credit agreements in amounts at any time outstanding of up to $200 million for O&R; (ii) the authorization by the FERC of short-term borrowings, which at the date of this Agreement has been obtained for borrowings prior to December 31, 2012 in amounts at any time outstanding of up to $2.25 billion for ConEd and for borrowings prior to July 31, 2012 in amounts at any time outstanding of up to $250 million for O&R; and (iii) the filing of such reports with the PSC and the FERC as may be required under law) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of such Borrower’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or any Subsidiary of such Borrower or result in the creation or imposition of any Lien on any asset of such Borrower or any Subsidiary of such Borrower.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower and each Note of such Borrower, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of such Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of December 31, 2010 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP and set forth in such Borrower’s 2010 Annual Report, fairly present, in all material respects, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year in conformity with GAAP.

(b) The unaudited consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of June 30, 2011 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the quarter then ended set forth for ConEd and Holdings in their combined Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, and for O&R on its website (www.oru.com), fairly present, in all material respects, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period in conformity with GAAP.

(c) As of the Effective Date, there has, since December 31, 2010, been no material adverse change in the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05. Litigation. Except (solely with respect to clause (a) below) as disclosed in Holding’s or in such Borrower’s periodic reports filed with the SEC pursuant to the Exchange Act prior to the date hereof, there is no action, suit or proceeding pending against, or to such Borrower’s knowledge threatened against or affecting, such Borrower or any Subsidiary of such Borrower before any court or arbitrator or any governmental body, agency or official (a) in which, as of the Effective Date, there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (b) which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. Each member of the ERISA Group of such Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group of such Borrower has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, such Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of such Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, such Borrower has reasonably concluded that, except as disclosed in Holding’s or in such Borrower’s periodic reports filed with the SEC pursuant to the Exchange Act from time to time, such associated liabilities and costs, including the costs of complying with Environmental Laws, are unlikely to have a Material Adverse Effect with respect to such Borrower.

Section 4.08. Taxes. Such Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Borrower or any Subsidiary of such Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of such Borrower and its Subsidiaries in respect of material taxes or other governmental charges are, in such Borrower’s opinion, adequate.

Section 4.09. Subsidiaries. Each of such Borrower’s Material Subsidiaries (if any) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.10. Investment Company Status. Such Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. For ConEd and Holdings, as of the Effective Date, neither such Borrower’s Form 10-K for the year ended December 31, 2010, as of the date of filing of such Form 10-K, nor any registration statement (other than a registration statement on Form S-8 (or its equivalent)) or report on Form 10-K, 10-Q and 8-K (or their equivalents) which such Borrower shall have subsequently filed with the SEC, as at the time of filing of such registration statement or report, as applicable, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make any statements contained therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS

Each Borrower agrees that, so long as any Lender has any Credit Exposure hereunder or any interest or fees accrued hereunder remain unpaid:

Section 5.01. Information. Such Borrower will deliver to each of the Lenders:

(a) as soon as available and in any event within 95 days after the end of each Fiscal Year, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statements of income and cash flows for such Fiscal Quarter and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of income and cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP, in all material respects, by such Borrower’s chief financial officer, chief accounting officer or controller, or treasurer;

(c) within the time frames specified for the delivery of each set of financial statements referred to in clauses 5.01(a) and 5.01(b) above, a certificate of such Borrower’s chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether such Borrower was in compliance with the requirements of Section 5.10 and (ii) stating whether any Default with respect to such Borrower exists on the date of such certificate and, if any Default with respect to such Borrower then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(d) within five Domestic Business Days after any officer of such Borrower obtains knowledge of any Default with respect to such Borrower, if such Default with respect to such Borrower is then continuing, a certificate of such Borrower’s chief financial officer or chief accounting officer setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(e) promptly after the mailing thereof to such Borrower’s or Holdings’ shareholders generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by such Borrower with the SEC;

(g) if and when any member of the ERISA Group of such Borrower (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of such Borrower’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which such Borrower or applicable member of the ERISA Group of such Borrower is required or proposes to take; and

(h) from time to time such additional information regarding the financial position or business of such Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses (a), (b), (e) or (f) above which is filed by any Borrower with the Securities and Exchange Commission or, in the case of O&R, posted on its website (www.oru.com) shall be deemed to have been delivered on the date when so filed or posted. Each Borrower shall promptly notify the Lenders that such information has been posted on such Borrower’s website or filed with the Securities and Exchange Commission and shall deliver paper copies of the information referred to in clauses (a), (b), (e) or (f) to the Administrative Agent for any Lender which requests such delivery.

Section 5.02. Payment of Obligations. Such Borrower will pay and discharge, and will cause each Subsidiary of such Borrower to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same are contested in good faith by appropriate proceedings and except where the failure to pay and discharge the same could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.03. Maintenance of Property; Insurance. (a) Such Borrower will keep, and will cause each Material Subsidiary of such Borrower to keep, all material property necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Such Borrower will, and will cause each Material Subsidiary of such Borrower to, maintain (either in such Borrower’s name or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts (with no greater risk retention) and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute engaged in the same or a similar business. Such Borrower will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. Except as otherwise permitted in accordance with Section 5.07, such Borrower and its Material Subsidiaries will continue to engage in business of the same general type as now conducted by such Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit:

(a) the merger of a Subsidiary of such Borrower into such Borrower (other than the merger of ConEd or O&R into Holdings) if, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing;

(b) the merger or consolidation of a Subsidiary of such Borrower with or into a Person other than such Borrower (other than the merger or consolidation of ConEd or O&R with or into Holdings) if, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing;

(c) the termination of the corporate existence of a Subsidiary of such Borrower (other than the termination of the corporate existence of ConEd or O&R) if such Borrower in good faith determines that such termination is in the best interest of such Borrower and is not materially disadvantageous to the Lenders; or

(d) the merger of O&R into ConEd in accordance with Section 5.07.

Section 5.05. Compliance with Laws. Such Borrower will comply, and will cause each Subsidiary of such Borrower to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.06. Inspection of Property, Books and Records. Such Borrower will keep, and will cause each Material Subsidiary of such Borrower to keep, proper books of record and account in which full and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary of such Borrower to permit, at reasonable times and upon five Domestic Business Days’ notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.

Section 5.07. Consolidations, Mergers and Transfers of Assets. (a) Such Borrower will not consolidate or merge with or into any other Person; provided that such Borrower may merge with another Person if:

(i) either (A) such Borrower is the corporation surviving such merger or (B) the Person (if other than such Borrower) surviving such merger or formed by such consolidation (any such Person, the “Successor”), shall be organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on its Loans and the performance of the other obligations under this Agreement and its Notes on the part of such Borrower to be performed or observed, as fully as if such Successor were originally named as such Borrower in this Agreement; and

(ii) after giving effect to such merger, no Default with respect to such Borrower shall have occurred and be continuing.

(b) Such Borrower will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets, to any other Person.

Section 5.08. Use of Proceeds. The proceeds of the Loans or the Letters of Credit will be used by such Borrower for its general corporate purposes, other than hostile acquisitions. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.09. Negative Pledge. Neither such Borrower nor any Subsidiary of such Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $150,000,000;

(b) Liens arising pursuant to securitization of accounts receivable in respect of recovery by ConEd or O&R of Electric and/or Steam Stranded Cost and Liens in connection with up to $46,300,000 aggregate principal amount of 5.22% Transition Bonds, Series 2004-1 of Rockland Electric Transition Funding LLC;

(c) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any asset securing obligations incurred or assumed for the purpose of financing all or any part of the cost of acquiring ownership or use of such asset or a related asset, provided that such Lien attaches to such asset concurrently with or within 90 days after such acquisition;

(e) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(h) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations and (ii) do not secure any single obligation (or class of obligations having a common cause) in an amount exceeding $25,000,000;

(i) Liens on cash and cash equivalents securing Derivatives Obligations;

(j) Liens in the ordinary course of business for the purpose of securing or collateralizing energy purchases or sales as may be required from time to time by an independent system operator or similar system-governing body in any jurisdiction; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt of such Borrower and its Subsidiaries in an aggregate principal or face amount not at any time exceeding 5% of Consolidated Total Capital of such Borrower.

Section 5.10. Debt to Total Capital. The ratio of Consolidated Debt of such Borrower to Consolidated Total Capital of such Borrower shall not at any time exceed 0.65 to 1.

Section 5.11. Transactions with Affiliates. Such Borrower will not, and will not permit any Subsidiary of such Borrower to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate of such Borrower except (i) on an arms-length basis on terms at least as favorable to such Borrower or such Subsidiary of such Borrower as could have been obtained from a third party that was not an Affiliate of such Borrower or (ii) as otherwise permitted by the PSC and FERC; provided that the foregoing provisions of this Section shall not prohibit (x) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class and (y) ConEd and O&R from purchasing their own common stock or the common stock of Holdings, so long as in each case, after giving effect thereto, no Default shall have occurred and be continuing.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing with respect to a Borrower:

(a) such Borrower shall (i) fail to pay when due any principal of any Loan or any draw under any Letter of Credit (whether at stated maturity or at optional prepayment); or (ii) default in the payment of any interest on any Loan or any draw under any Letter of Credit, any fee or any other amount payable by it hereunder when due and such default shall have continued unremedied for five days;

(b) such Borrower shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06;

(c) such Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause 6.01(a) or 6.01(b) above) contained in this Agreement or any amendment hereof for 7 days after the Administrative Agent gives notice thereof to such Borrower at the request of any Lender;

(d) any representation or warranty made by such Borrower in, or pursuant to, this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) such Borrower or any Material Subsidiary of such Borrower shall fail to make one or more payments in respect of Material Financial Obligations of such Borrower when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of such Borrower or enables the holder of such Debt of such Borrower or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) such Borrower or any Material Subsidiary of such Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against such Borrower or any Material Subsidiary of such Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such Borrower or any Material Subsidiary of such Borrower under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group of such Borrower shall fail to pay when due an amount or amounts aggregating in excess of $150,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group of such Borrower, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $150,000,000; or

(j) judgments or orders (other than judgments or orders in respect of Non-recourse Debt) for the payment of money exceeding $150,000,000 in aggregate amount shall be rendered against such Borrower or any Subsidiary of such Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to such Borrower terminate the Commitments as to such Borrower and they shall thereupon terminate, and such Borrower shall no longer be entitled to borrow hereunder, and the Maximum Availability of such Borrower shall be $0, and (ii) if requested by Lenders holding more than 50% in aggregate unpaid principal amount of the Loans of such Borrower, by notice to such Borrower declare such Loans (together with accrued interest thereon) to be, and such Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that, if any Event of Default specified in clause 6.01(g) or 6.01(h) occurs with respect to such Borrower, then without any notice to such Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate with respect to such Borrower and the Loans to such Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Termination of the Commitments or acceleration of Loans (by declaration or otherwise) as to a particular Borrower (or any related termination of such Borrower’s Maximum Availability) under this Section 6.01 shall not terminate the Commitments or the Maximum Availability or accelerate the Loans as to any other Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to a Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default with respect to a Borrower, such Borrower shall, if requested by the Administrative Agent upon the instruction of the Lenders having more than 50% of the Letter of Credit Liabilities for the account of such Borrower, Cash Collateralize all such Letter of Credit Liabilities at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to such Borrower, such Borrower shall Cash Collateralize all such Letter of Credit Liabilities forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders. If any Borrower is required to provide Cash Collateral (solely pursuant to this Section 6.03), such Cash Collateral (to the extent not applied pursuant to the arrangements with the Administrative Agent) shall be returned to such Borrower within three Domestic Business Days after all Events of Default have been cured or waived.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. The Lenders shall, ratably in proportion to their Credit Exposures, indemnify the Administrative Agent and each Issuing Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent resigns as Administrative Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fee. Each Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by such Borrower and the Administrative Agent.

Section 7.10. Other Agents. None of the Documentation Agents and Syndication Agents, in its capacity as such, shall have any duty or obligation of any kind under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any Euro-Dollar Loans or Competitive Bid LIBOR Loan:

(a) the Administrative Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars in the applicable amounts are not being offered to the Euro-Dollar Reference Banks in the relevant market for such Interest Period, or

(b) in the case of Euro-Dollar Loans, Lenders having at least 50% in aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Base Rate Loans for such day.

Section 8.02. Illegality. If, on or after the date hereof, any Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to a Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and such Borrower, whereupon until such Lender notifies such Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, in each case to such Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding to such Borrower shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Lenders.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letters of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, any Change in Law

(i) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Lender (or its Applicable Lending Office);

(ii) shall impose on any Lender (or its Applicable Lending Office) or any Issuing Lender or on the London interbank market any other condition, cost or expense (other than taxes) affecting its Fixed Rate Loans or Letters of Credit, its Notes or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit; or

(iii) shall subject any Lender or Agent to any taxes (other than (A) Taxes, (B) taxes described in (i), (ii), (iii) or (iv) of the exclusions from Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan (or, in the case of a Change in Law with respect to taxes, any Loan) or to increase the cost to such Lender or Issuing Lender of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) or such Issuing Lender under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender or Issuing Lender to be material, then, within 15 days after demand by such Lender or Issuing Lender (with a copy to the Administrative Agent), each Borrower shall pay to such Lender or Issuing Lender its Appropriate Share of such additional amount or amounts as will compensate such Lender or Issuing Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the date hereof, any Change in Law has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), each Borrower shall pay to such Lender its Appropriate Share of such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate of any Lender or Issuing Lender claiming compensation under this Section and setting forth the additional amount or amounts necessary to compensate such Lender or Issuing Lender, as the case may be, shall be conclusive in the absence of manifest error.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The “Appropriate Share” of a Borrower with respect to any amount payable hereunder is the sum of (i) to the extent such amount is properly allocable to Loans and Letter of Credit outstanding hereunder, the portion of such amount properly allocable to the Loans and Letter of Credit outstanding to such Borrower, and (ii) to the extent such amount is not properly allocable to Loans and Letters of Credit outstanding hereunder, the Appropriate Share shall be the Availability Share of such Borrower.

Section 8.04. Taxes. (a) For the purposes of this Agreement, the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by or on account of a Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or, in the case of a Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States withholding tax imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender under the laws and treaties in effect when such Lender first becomes a party to this Agreement, (iii) taxes attributable to such Lender’s or Agent’s failure to comply with Section 8.04(e), (f) or (g) and (iv) any U.S. Federal withholding Taxes imposed under FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any Note.

(b) All payments by or on account of a Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes, except as required by applicable law. If any withholding agent shall be required by law to deduct any Taxes from any such payment, (i) the sum payable by a Borrower shall be increased as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such withholding agent shall make such deductions, (iii) such withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is a Borrower, such Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) In addition, each Borrower agrees to pay its Appropriate Share of any Other Taxes.

(d) Each Borrower agrees to indemnify each Lender and the Administrative Agent for its Appropriate Share of the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender, including any Issuing Lender, or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender, including any Issuing Lender, or the Administrative Agent (as the case may be) makes demand therefor.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Note shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.04(f), (g) and (h)) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Without limiting the generality of the foregoing, each Lender that is not a U.S. person, before it signs and delivers this Agreement in the case of each Lender listed on the signature pages hereof and before it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by a Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) with whichever of the following is applicable:

(i) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(g) Any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(h) If a payment made to a Lender hereunder or under any Note would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) If a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j) If a Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at such Borrower’s request, change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change will eliminate or reduce any such additional payment which may thereafter accrue and is not otherwise disadvantageous to such Lender.

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(d) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of Taxes and attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).

Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans to a Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation from a Borrower under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans to such Borrower, and in any such case such Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to such Borrower which would otherwise be made by such Lender as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders. If such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Borrowers shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Lenders) to purchase the Loans and assume the Commitment of such Lender.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile or similar writing) and shall be given to such party: (a) in the case of a Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile when deemed received as provided below, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) except as provided below, if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and in the case of notice to any Issuing Lender, by such Issuing Lender; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to a facsimile number, telex number or e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or Letter of Credit shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) Each Borrower shall pay its Appropriate Share of (i) all out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder with respect to a Borrower and (ii) if an Event of Default occurs with respect to a Borrower, all out-of-pocket expenses incurred by the

Administrative Agent and each Lender (including any Issuing Lender), including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) Each Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers and each Lender (including any Issuing Lender), their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any Letter of Credit or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder in each case to the extent of such Borrower’s Appropriate Share; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c) This Section 9.03 shall survive any termination of this Agreement, the termination or assignment of the Commitments and the repayment of all outstanding Loans.

(d) To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Letter of Credit or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.

Section 9.04. Set-offs; Sharing. (a) If (i) an Event of Default has occurred and is continuing with respect to any Borrower and (ii) the Required Lenders have requested the Administrative Agent to declare the Loans of such Borrower to be immediately due and payable pursuant to Article 6, or the Loans of such Borrower have become immediately due and payable without notice as provided in Article 6, then the Administrative Agent, each Lender and each Issuing Lender are hereby authorized by such Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to such Borrower (any such notice being expressly waived by such Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender or Issuing Lender, as the case may be, to or for the account of such Borrower against any obligations of such Borrower to the Administrative Agent or such Lender or Issuing Lender, as the case may be, now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether the Administrative Agent or such Lender or Issuing Lender, as the case may be, shall have made any demand for payment under this Agreement. The Administrative Agent and each Lender agree promptly to notify such Borrower after any such set-off and application is made by such party; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and the Lenders under this subsection are in addition to any other rights and remedies which they may have.

(b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrowers other than indebtedness in respect of the Loans and Letter of Credit Liabilities. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Lenders (and, if the rights or duties of any Issuing Lender or the Administrative Agent are affected thereby, by it); provided that no such amendment or waiver shall:

(a) unless signed by each affected Lender, (i) increase the Commitment of any Lender, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for the termination of any Commitment or (except as expressly provided in Section 2.18) the expiry date of any Letter of Credit or (iv) alter the pro rata treatment of the Lenders as provided herein in a manner adverse to any Lender;

(b) unless signed by all Lenders, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement; or

(c) unless signed by a Designated Lender or its Designating Lender, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Lenders hereunder are similarly affected).

It is understood that the operation of Sections 2.17 and 2.19 in accordance with their terms is not an amendment subject to this Section 9.05.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and/or Letter of Credit Liabilities at the

time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and/or Letter of Credit Liabilities at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans and/or Letter of Credit Liabilities outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default with respect to such Borrower has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and/or Letter of Credit Liability or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Competitive Bid Loans and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit I hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of Section 9.05(a) that affects such Participant. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 and Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder or under any Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations hereunder or under any Note) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 8.04 unless such Participant complies with the requirements of Section 8.04 as though it were a Lender (it being understood that the documentation required under Section 8.04(f) shall be delivered to the participating Lender)).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless each Borrower and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit J hereto (a “Designation Agreement”) and each Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) each Borrower and the Administrative Agent, (i) assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by each Borrower and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.08. No Reliance on Margin Stock. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Confidentiality. (a) The Administrative Agent and each Lender agrees to keep any information delivered or made available by the Borrowers pursuant to this Agreement confidential from anyone other than persons employed or retained by such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Lender from disclosing such information (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to any other Lender or to the Administrative Agent, (c) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority or self regulatory authority, (f) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this

Agreement, (g) in connection with any litigation to which the Administrative Agent, any Lender or its subsidiaries or Parent may be a party, (h) to the extent necessary in connection with the exercise of any remedy hereunder, (i) to such Lender’s or Administrative Agent’s legal counsel and independent auditors and (j) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant, Eligible Assignee or Eligible Designee or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations and (k) to any rating agency or CUSIP Bureau when required by it.

(b) Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of thereof) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 9.10. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, of any State court located in the City and County of New York and any appellate court thereof for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.11. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act.

Section 9.14. No Fiduciary Duty. Each Borrower agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, such Borrower and its Subsidiaries, on the one hand, and the Agents, the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.15. Survival. Each party’s rights and obligations under Articles 7, 8 and 9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under any Note.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:	/s/ Scott Sanders

Name: Scott Sanders

Title: Vice President and Treasurer

Address: 4 Irving Place New York, NY 10003

Facsimile: (212) 228-6720

CONSOLIDATED EDISON, INC.

By:	/s/ Scott Sanders
Name: Scott Sanders
Title: Vice President and Treasurer
Address: 4 Irving Place New York, NY 10003
Facsimile: (212) 228-6720

ORANGE AND ROCKLAND UTILITIES, INC.

By:	/s/ John E. Perkins
Name: John E. Perkins
Title: Treasurer
Address: 4 Irving Place New York, NY 10003
Facsimile: (212) 228-6720

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Peter Christensen
	Name:	Peter Christensen
	Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Michael Mason
	Name:	Michael Mason
	Title:	Director

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Tyler J. McCarthy
	Name:	Tyler J. McCarthy
	Title:	Director

CITIBANK, N.A., as Lender

By:	/s/ Maureen P. Maroney
	Name:	Maureen P. Maroney
	Title:	Authorized Signatory

BARCLAYS BANK PLC, as Lender

By:	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Chi-Cheng Chen
	Name:	Chi-Cheng Chen
	Title:	Vice President

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Sherrie I. Manson
	Name:	Sherrie I. Manson
	Title:	Senior Vice President

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ John N. Watt
	Name:	John N. Watt
	Title:	Vice President

UBS LOAN FINANCE, LLC, as Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

UBS LOAN FINANCE, LLC, as Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Keith Luettel
	Name:	Keith Luettel
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Edward D. Herko
	Name:	Edward D. Herko
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ John McGill
	Name:	John McGill
	Title:	Director

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Thane Rattew
	Name:	Thane Rattew
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ J. James Kim
	Name:	J. James Kim
	Title:	Vice President

T.D. BANK, N.A., as Lender

By:	/s/ Shannon Batchman
	Name:	Shannon Batchman
	Title:	Director

STATE STREET BANK AND TRUST COMPANY, as Lender

By:	/s/ Kimberly R. Costa
	Name:	Kimberly R. Costa
	Title:	Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Clifford Hoppe
	Name:	Clifford Hoppe
	Title:	Second Vice President

COMMITMENT SCHEDULE

Lender	Title	Commitment

JPMorgan Chase Bank, N.A.	Administrative Agent	$160,000,000.00

Bank of America, N.A.	Syndication Agent	$160,000,000.00

The Royal Bank of Scotland plc	Syndication Agent	$160,000,000.00

Citibank, N.A.	Documentation Agent	$160,000,000.00

Barclays Bank PLC	Documentation Agent	$160,000,000.00

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Lender	$132,500,000.00

Goldman Sachs Bank USA	Lender	$132,500,000.00

KeyBank, National Association	Lender	$132,500,000.00

Mizuho Corporate Bank, Ltd.	Lender	$132,500,000.00

Morgan Stanley Bank	Lender	$132,500,000.00

The Bank of New York Mellon	Lender	$132,500,000.00

UBS Loan Finance LLC	Lender	$132,500,000.00

Wells Fargo Bank, N.A.	Lender	$132,500,000.00

Deutsche Bank AG New York Branch	Lender	$75,000,000.00

The Bank of Nova Scotia	Lender	$75,000,000.00

U.S. Bank, National Association	Lender	$75,000,000.00

TD Bank, N.A.	Lender	$75,000,000.00

State Street Bank and Trust Company	Lender	$45,000,000.00

The Northern Trust Company	Lender	$45,000,000.00

Total		$2,250,000,000.00

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

ORANGE AND ROCKLAND UTILITIES, INC.

PRICING SCHEDULE

Each of “Facility Fee Rate” “Euro-Dollar Margin” and “Base Rate Margin” for any Borrower means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level for such Borrower on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V

Facility Fee Rate	0.10%	0.125%	0.175%	0.225%	0.275%

Euro-Dollar Margin	0.90%	1.00%	1.075%	1.275%	1.475%

Base Rate Margin	0	0	0.075%	0.275%	0.475%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

“Level V Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc. and it successors

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies on any day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the relevant Borrower without third-party credit enhancement, and any rating assigned to any other debt security of such Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A/A3 results in Level I Pricing); provided that if the split is more than one full rating category, a rating one notch below the higher of the two will be used (e.g. A-/Baa2 results in Level III Pricing and A/Baa2 results in Level II Pricing).

EXHIBIT A

NOTE

New York, New York

                 , 20

For value received, [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.], a New York corporation (the “Borrower”), promises to pay to the order of                      or its registered assigns (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York.

All Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of October 27, 2011 among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc. the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

EXHIBIT B

FORM OF COMPETITIVE BID QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	[Consolidated Edison Company of New York, Inc.] [Consolidated Edison, Inc.] [Orange and Rockland Utilities, Inc.] (the “Borrower”)

Re:	Credit Agreement (the “Credit Agreement”) dated as of October 27, 2011 among the Borrower, the Lenders party thereto and the Administrative Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount[1]	Interest Period[2]
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

[1]	Amount must be $5,000,000 or a larger multiple of $1,000,000.
[2]	Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

B-1

Terms used herein have the meanings assigned to them in the Credit Agreement.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

To:	[Name of Lender]

Re:	Invitation for Competitive Bid Quotes to [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.] (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement dated as of October 27, 2011 among the Borrower, the Lenders party thereto and the undersigned, as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Authorized Officer

C-1

EXHIBIT D

FORM OF COMPETITIVE BID QUOTE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Competitive Bid Quote to [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.] (the “Borrower”)

In response to your invitation on behalf of the Borrower dated             ,         , we hereby make the following Competitive Bid Quote on the following terms:

1.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Date of Borrowing: [1]

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount[2]	Interest Period[3]	Competitive Bid [Margin][4]	[Absolute Rate][5]

$

$

[provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $        .]2

[1]	As specified in the related Invitation.
[2]

Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Each bid must be made for $5,000,000 or a larger multiple of $1,000,000.

[3]	Not less than one month or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
[4]	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.
[5]	Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

D-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of October 27, 2011 among the Borrower, the Lenders party thereto and yourselves, as Administrative Agent, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF LENDER]

Dated:	By:
Authorized Officer

D-2

EXHIBIT E

OPINION OF COUNSEL FOR

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

[Effective Date]

To the Lenders and the Administrative Agent

Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

Dear Sirs:

I am the Vice President – Legal Services of Consolidated Edison Company of New York, Inc., a New York corporation (the “Company”) and as such am familiar with the legal affairs of the Company. I and other members of the Company’s Law Department have represented the Company in connection with the Credit Agreement dated as of October 27, 2011 (the “Credit Agreement”) among the Company, Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official (except (i) the approval of the PSC for borrowings with a maturity of more than one year, which has been obtained for borrowings prior to December 31, 2012 under one or more revolving credit agreements in amounts at any time outstanding of up to $2.25 billion; (ii) the authorization by the FERC of short-term borrowings, which has been obtained for borrowings prior to December 31, 2012 in amounts at any time outstanding of up to 2.25 billion; and (iii) the filing of such reports with the PSC and the FERC as may be required under law), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company.

3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4. Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.

The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT F

OPINION OF COUNSEL FOR

CONSOLIDATED EDISON, INC.

[Effective Date]

To the Lenders and the Administrative Agent

Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

Dear Sirs:

I am the Vice President – Legal Services of Consolidated Edison Company of New York, Inc. (“ConEd”), the principal subsidiary of Consolidated Edison, Inc., a New York corporation (the “Company”), and as such am familiar with the legal affairs of the Company. I and other members of ConEd’s Law Department have represented the Company in connection with the Credit Agreement dated as of October 27, 2011 (the “Credit Agreement”) among the Company, Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.

3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4. Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5. Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.

The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT G

OPINION OF COUNSEL FOR

ORANGE AND ROCKLAND UTILITIES, INC.

[Effective Date]

To the Lenders and the Administrative Agent

Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

Dear Sirs:

I am the Vice President – Legal Services of Consolidated Edison Company of New York, Inc. (“ConEd”), the principal subsidiary of Consolidated Edison, Inc. and as such am familiar with the legal affairs of Orange and Rockland Utilities, Inc., a New York corporation (the “Company”). I and other members of ConEd’s Law Department have represented the Company in connection with the Credit Agreement dated as of October 27, 2011 (the “Credit Agreement”) among the Company, Consolidated Edison, Inc., Consolidated Edison Company of New York, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official (except (i) the approval of the PSC for borrowings with a maturity of more than one year, which has been obtained for borrowings prior to December 31, 2013 under one or more revolving credit agreements in amounts at any time outstanding of up to $200 million; (ii) the authorization by the FERC of short-term borrowings, which has been obtained for borrowings prior to July 31, 2012 in amounts at any time outstanding of up to $250 million; and (iii) the filing of such reports with the PSC and the FERC as may be required under law), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.

3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4. Except as otherwise disclosed in the notes to the Company’s financial statements (available on the Company’s website (www.oru.com)), to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5. Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.

The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT H -1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 27, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and JPMorgan Chase Bank, N.A., Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other loan document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of             , 20     among [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of October 27, 2011 among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., A NEW YORK CORPORATION (“CONED”), CONSOLIDATED EDISON, INC., A NEW YORK CORPORATION (“HOLDINGS”) AND ORANGE AND ROCKLAND UTILITIES, INC., A NEW YORK CORPORATION (“O&R” AND, TOGETHER WITH CONED AND HOLDINGS, THE “BORROWERS”), the Assignor and the other Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) (as amended from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers in an aggregate principal amount at any time outstanding not to exceed $        ;

WHEREAS, [Committed] Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $         are outstanding at the date hereof;

WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $         under the Credit Agreement at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $         (the “Assigned Amount”), together with a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities, and the Assignee

hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee and the execution of the consent attached hereto by the Borrowers and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 Facility fees [and commitment fees] accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

SECTION 4. Consent of the Borrowers and the Administrative Agent. This Agreement is conditioned upon the consent of the Issuing Lender [, the Borrower] and the Administrative Agent pursuant to Section 9.06(b) of the Credit Agreement.

SECTION 5. No Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrowers, or the validity and enforceability of the Borrowers’ obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

[1]

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.]

By:
Name:
Title:

[CONSOLIDATED EDISON, INC.]

By:
Name:
Title:

[ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

[LENDER NAME], as Issuing Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

DESIGNATION AGREEMENT

dated as of                  ,

Reference is made to the Credit Agreement dated as of October 27, 2011 (as amended from time to time, the “Credit Agreement”) among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., A NEW YORK CORPORATION (“CONED”), CONSOLIDATED EDISON, INC., A NEW YORK CORPORATION (“HOLDINGS”) AND ORANGE AND ROCKLAND UTILITIES, INC., A NEW YORK CORPORATION (“O&R” AND, TOGETHER WITH CONED AND HOLDINGS, THE “BORROWERS”), the LENDERS party thereto, CITIBANK, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                     (the “Designator”) and                      (the “Designee”) agree as follows:

(a) The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

(b) The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

(c) The Designee (i) confirms that it is an Eligible Designee; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05(c) of the Credit Agreement.

(d) The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement. The Designee acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as provided in Section 9.07(a) thereof).

(e) Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Borrowers, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

(f) Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 or 2.03 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

(g) This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:                 ,

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:
Name:
Title:

CONSOLIDATED EDISON, INC.

By:
Name:
Title:

ORANGE AND ROCKLAND UTILITIES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT K

FORM OF EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A.

as Administrative Agent

under the Credit Agreement

referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Credit Agreement dated as of October 27, 2011 (as further amended from time to time, the “Credit Agreement”) among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc. Orange and Rockland Utilities, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

[LENDERS]

By:
Name:
Title:

Agreed and accepted:

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:
Name:
Title:

CONSOLIDATED EDISON, INC.

By:
Name:
Title:

ORANGE AND ROCKLAND UTILITIES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

5